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                                                                     EXHIBIT 4.6

                               F.N.B. CORPORATION

                              Amended and Restated
                   Officers' Certificate Pursuant to Indenture

         Pursuant to Sections 102 and 301 of the Indenture dated as of May 15, 1992 (the "Indenture), between F.N.B. Corporation (the "Company") and Northern Central Bank, as Trustee (the "Trustee"), as amended, we Peter Mortensen, Chairman and President, and David Mogle, Treasurer, respectively, of the Company, hereby certify, in connection with the issuance by the Company of the Securities described herein, that:

         (1) There shall be the following three series of Securities issuable under the Indenture and pursuant to this Officers'
                  Certificate: (i) Subordinated Term Notes (the "Term Notes"),
                  (ii) Subordinated Daily Notes (also sometimes referred to as "Subordinated Daily Cash Account Notes" or "Subordinated Daily Accounts") (the "Daily Notes"), and (iii) Subordinated Special Daily Notes (the "Special Daily Notes") (the Term Notes, the Daily Notes and the Special Daily Notes are sometimes collectively referred to as the "Notes").

         (2) There is no limit on the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture.

         (3)      The Term Notes will be due 3, 6, 9, 12, 15, 18, 21, 24, 27,
                  30, 36, 48, 60, 84 or 120 months from the date of issuance thereof, according to their respective terms (the "Maturity Date"), unless redeemed or extended as provided therein. The Term Notes will be automatically extended for successive terms, equal in duration to their original term, at the rate(s) of interest then in effect for Term Notes of comparable maturity unless, prior to maturity, the Company receives notification of the Holder's intent to redeem the Term Note. The principal amount of each Term Note shall be payable in one lump sum on the Maturity Date thereof.

         (4) The principal amount of each Daily Cash Account shall be due and payable on demand; provided, however, that the Company retains the right to require the Holder to give the Company no less than 30 days prior written notice, by first class mail, of a redemption in whole or in part demanded by the Holder, which notice shall specify the principal amount of the Account to be redeemed and the redemption date and, provided further, that any partial redemption may not reduce the principal amount of a Daily Cash Account Note to less than $50.

         (5) The principal amount of each Daily Note and each Special Daily Note shall be due and payable on demand; provided, however, that (i) the Company retains the right to require the Holder to give the Company no less than 30 days prior written notice, by first class mail, of a redemption in whole or in part demanded by the Holder, which notice shall specify the principal amount of the Note to be redeemed and the redemption date, (ii) a partial redemption may not reduce the principal amount of a Daily Note to less than $50, (iii) a partial redemption may not reduce the principal amount of a Special Daily Note to less than the minimum purchase amount with respect to Special Daily Notes in effect at the time of issuance of the Special Daily Note to be redeemed, and (iv) the minimum

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                  principal amount with respect to which a Special Daily Note may be partially redeemed by the Holder thereof shall be $2,500.

         (6) The interest rates payable on the Daily Notes will be determined by the Company and may fluctuate on a monthly basis. Any adjustment to the interest rate will be made by the Company on the first day of the month. Interest on the Daily Notes shall accrue daily from the date of issuance and be compounded quarterly. Accrued interest shall be paid to the Holder of a Daily Note upon redemption in whole of the Note. With respect to Daily Notes issued prior to April 15, 1999, the interest rate will be no less than 3% below, or more than 5% above, the rate established for the most recent action average of United States Treasury Bills with maturity of 13 weeks, subject to the limitation that in no event will the rate of interest payable be more than 16% per annum or less than 5% per annum.

         (6.1) The rate of interest payable on the Special Daily Notes shall be 8.0% per annum at all times prior to September 30, 2000. Commencing October 1, 2000, the Company may, on the first day of each calendar quarter (each such day referred to as an "Adjustment Date") increase or decrease the rate of interest payable on the Special Daily Notes; provided, however, that
                  (i) the annual rate of interest may not be reduced on any Adjustment Date by more than 0.50% from the rate of interest in effect on the day preceding such Adjustment Date, and (ii) the rate of interest shall not be reduced below 6.5% per annum at any time prior to December 31, 2002. Interest on the Special Daily Notes will accrue daily from the date of issuance and be compounded quarterly.

         (7) Interest on the Notes which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business 15 days prior to the Interest Payment Date, which date shall constitute the Regular Record Date for such interest payment. Interest not so paid or provided for shall be paid as set forth in Section 307 of the Indenture.

         (8) Interest on the Notes will be paid by checks mailed to the holders of the Notes. Transfers of the Notes will be registerable, Notes may be surrendered for exchange, and principal of the Notes will be payable, at the branch offices of Regency Finance Company and at the corporate trust office of the Company located at Hermitage Square, Hermitage, Pennsylvania.

         (9) The Company will have the right, at its option, to call any of the Notes for redemption before maturity at any time. Each partial redemption payment shall be made ratably on all the Outstanding Notes of the particular maturities called for redemption. Interest on the Notes will continue to accrue until the date of redemption and no premium shall be paid thereon. The Company will give the Holder not less than thirty
                  (30) days' prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of the Notes to be redeemed and the redemption date. Notice of redemption having been given by the Company as aforesaid, the principal amount of the Notes specified in such notice, together with interest accrued and unpaid thereon to the date of redemption, will become due and payable on such redemption date.

         (10) The Holder of a Term Note will have the right, at its option, to redeem a Term Note prior to maturity. As to a 3, 6, 9 or 12 month Term Note, the Holder shall, upon such redemption, forfeit an amount equal to one month of interest earned, or that could have been earned, on the amount so redeemed at the rate being paid on the Term Note, regardless of the length of time that the Holder has owned the Term Note. As to an 18,

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                  24, 30, 36, 48, 60, 84 or 120 month Term Note, the Holder
                  shall forfeit an amount equal to 3 months of interest earned, or that could have been earned, on the amount so redeemed at the rate being paid on the Term Note, regardless of the length of time that the Holder has owned the Term Note. Where necessary to comply with the requirements of this paragraph, interest already paid to or for the account of the Holder will be deducted from the amount redeemed. Holders of Term Notes will also have the right to make partial redemptions prior to maturity; provided, however, that a partial redemption may not reduce the outstanding principal amount of a Term Note to less than $500. The above mentioned forfeitures will be calculated only upon the principal amount of the Term Note. Term Notes may be redeemed before maturity without forfeiture of interest upon the death of any Holder or if the Holder is determined to be legally incompetent by a court or any other administrative body of competent jurisdiction. The Company retains the right to require the Holder of any Term Note desiring to so redeem the Term Note to give the Company not less than 30 days prior written notice, by first class mail, of a redemption demanded by the Holder, which notice shall specify the principal amount of the Term Note to be redeemed and the redemption date.

         (11) The Notes are issuable in any denomination; provided, however, that (i) the minimum denomination for Term Notes shall be $500, (ii) the minimum denomination for Daily Notes shall be $50, and (iii) the Company may from time to time establish minimum denominations for which Special Daily Notes shall be issued.

         (12) The Notes shall not be issued, in whole or in part, in the form of a global Security or Securities.

         (13) The Notes will be subordinate to the prior payment when due of the principal of, and interest on, all Senior Indebtedness.

         (14) The Trustee may appoint Regency Finance Company (or such other entity as may be acceptable to the Company and the Trustee) as Authenticating Agent for the Notes.

                  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

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